Parke Bancorp, Inc.
601 Delsea Drive,
Washington Township, NJ 08080

Contact:
Vito S. Pantilione, President and CEO
John S. Kaufman, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES FOURTH QUARTER 2021 EARNINGS

Highlights:

Net Income:	$10.1 million
Revenue:	$21.8 million for Q4 2021
Total Assets:	$2.14 billion, increased 2.8% over December 31, 2020
Total Loans:	$1.48 billion, decreased 5.2% over December 31, 2020
Total Deposits:	$1.77 billion, increased 11.1% over December 31, 2020

WASHINGTON TOWNSHIP, NJ, January 19, 2022 - Parke Bancorp, Inc. (“Parke Bancorp” or the "Company") (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter and year ended December 31, 2021.
Highlights for the fourth quarter and year ended December 31, 2021:
•Net income available to common shareholders was $10.1 million, or $0.85 per basic common share and $0.83 per diluted common share, for the three months ended December 31, 2021, an increase of $1.9 million, or 23.9%, compared to net income available to common shareholders of $8.1 million, or $0.69 per basic common share and $0.68 per diluted common share, for the same quarter in 2020. The increase is primarily driven by reduced loan loss provision and higher non-interest income, partially offset by lower net interest income.

•Net interest income decreased 2.2% to $16.7 million for the three months ended December 31, 2021, compared to $17.1 million for the same period in 2020.

•Net income available to common shareholders was $40.7 million, or $3.43 per basic common share and $3.36 per diluted common share, for the year ended December 31, 2021, an increase of $12.3 million, or 43.4%, compared to net income available to common shareholders of $28.4 million, or $2.40 per basic common share and $2.37 per diluted common share, for the year ended December 31, 2020. The increase is primarily driven by an increase in net interest income, reduced loan loss provision, and higher non-interest income, partially offset by higher non-interest expense.

•Net interest income increased 10.3% to $69.1 million for the year ended December 31, 2021, compared to $62.6 million for the same period in 2020.

•Non-interest income increased $4.6 million, or 110.3%, to $8.8 million for the year ended December 31, 2021, compared to $4.2 million for the same period in 2020.

The following is a recap of the significant items that impacted the fourth quarter and the year ended December 31, 2021:
Interest income decreased $2.1 million for the fourth quarter of 2021 compared to the same period in 2020, primarily due to a decrease in interest and fees on loans attributed to lower loan portfolio balances. For the year ended December 31, 2021, interest income decreased $2.5 million from the same period in 2020, primarily driven by a decrease in interest and fees on loans attributed to lower loan portfolio balances, and the impact of lower interest rates on average deposits held in the Federal Reserve Bank ("FRB"). The Federal Reserve Board reduced interest rates in response to the COVID-19 pandemic.

Interest expense decreased $1.7 million and $8.9 million for the fourth quarter of 2021 and the year ended December 31, 2021, respectively, compared to the same periods in 2020, primarily due to lower interest rates on deposits.

The provision for loan losses decreased $1.9 million and $7.1 million for the fourth quarter of 2021 and the year ended December 31, 2021, compared to the same periods in 2020. The decrease in the provision was primarily due to the increase in qualitative factors made in 2020 as a result of economic uncertainty associated with the COVID-19 pandemic.

For the fourth quarter of 2021, non-interest income increased $0.7 million, compared to the same period in 2020. For the year ended December 31, 2021, non-interest income increased $4.6 million compared to the same period in 2020. The increases were primarily attributable to an increase in service fees from deposit accounts related to our cannabis related businesses (CRB).

Non-interest expense decreased $0.1 million during the fourth quarter of 2021, and increased $2.2 million for the year ended December 31, 2021, compared to the same periods in 2020. The increase in non-interest expense during the year ended December 31, 2021, is primarily due to an increase in professional fees related to our Bank Secrecy Act (BSA) remediation efforts, and various other expense categories as a result of the growth of the Company.

Income tax expense increased $0.5 million for the fourth quarter 2021 and $3.9 million for the year ended December 31, 2021, respectively, compared to the same periods in 2020. The effective tax rates for the fourth quarter of 2021 and for the year ended December 31, 2021 were 25.0% and 25.4%, respectively, compared to 25.7% for the same periods in 2020.

December 31, 2021 discussion of financial condition
•Total assets increased to $2.14 billion at December 31, 2021, from $2.08 billion at December 31, 2020, an increase of $58.1 million, or 2.8%, primarily due to an increase in cash deposits with the Federal Reserve Bank, net of a decrease in loans receivable.
•Cash and cash equivalents totaled $596.6 million at December 31, 2021, as compared to $458.6 million at December 31, 2020.
•The investment securities portfolio increased to $23.3 million at December 31, 2021, from $21.1 million at December 31, 2020, an increase of $2.2 million, or 10.2%, primarily due to the purchase of $8.7 million of securities classified as held-to-maturity, net of pay downs of securities.
•Gross loans decreased to $1.48 billion at December 31, 2021, from $1.57 billion at December 31, 2020, a decrease of $81.2 million or 5.2%.
•Nonperforming loans at December 31, 2021 decreased to $4.3 million, representing 0.29% of total loans, a decrease of $4.4 million, from $8.7 million of nonperforming loans at December 31, 2020. OREO at December 31, 2021 was $1.7 million, an increase of $1.5 million compared to $139 thousand at December

31, 2020, primarily due to the repossession of one commercial property. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.28% and 0.43% of total assets at December 31, 2021 and December 31, 2020, respectively. Loans past due 30 to 89 days were $429 thousand at December 31, 2021, a decrease of $2.3 million from December 31, 2020.
•The allowance for loan losses was $29.8 million at December 31, 2021, as compared to $29.7 million at December 31, 2020. The ratio of the allowance for loan losses to total loans was 2.01% and 1.90% at December 31, 2021 and at December 31, 2020, respectively. The ratio of allowance for loan losses to non-performing loans was 692.8% at December 31, 2021, compared to 340.2%, at December 31, 2020.
•Total deposits were $1.77 billion at December 31, 2021, up from $1.59 billion at December 31, 2020, an increase of $176.0 million or 11.1% compared to December 31, 2020. Deposit growth was primarily due to an increase in non-interest bearing demand, savings, and time deposits.

•Total borrowings were $120.9 million at December 31, 2021, a decrease of $146.3 million, compared to December 31, 2020, primarily due to the repayment of $90.0 million in advances from the Federal Reserve Bank's Paycheck Protection Program ("PPP") Liquidity Facility ("PPPLF") for the Small Business Administration ("SBA") of PPP Loans, and $56.5 million in pay downs of Federal Home Loan Bank ("FHLBNY") advances.
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•Total equity increased to $232.4 million at December 31, 2021, up from $202.6 million at December 31, 2020, an increase of $29.8 million, or 14.7%, primarily due to the retention of earnings.

CEO outlook and commentary
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp, Inc. and Parke Bank, provided the following statement:
"Last year at this time we talked about our relief that the pandemic riddled 2020 was over. The pandemic caused economic chaos with businesses being shut down and multiple government stimulus packages were issued. Unfortunately, although there were not country wide shutdowns, the COVID pandemic worsened in 2021, and was compounded by record inflation, supply chain challenges, and massive employee resignations throughout the country. These factors have resulted in the Federal Reserve clearly stating that it may need to aggressively increase interest rates in 2022, as opposed to the view it expressed earlier in the year that rates would increase in 2024."

"Parke Bank faced these many challenges in 2021 and generated record earnings. Net income was $40.7 million, $3.36 per diluted share, a 43.4% increase over Net Income in 2020. The primary reasons for our record year were continuing with very tight controls over our Company’s expenses, improved credit quality, and the reduction of our cost of funds. The SBA’s forgiveness of the majority of our PPP loans, combined with the continued uncertainty of the economy, caused a reduction of our outstanding loan portfolio balance. Our loan loss provision remained very strong, at the end of 2021, at a little over 2% of our total loan portfolio."
"2022 will face many of the same challenges of 2021, plus the additional burden of high inflation. The number of positive COVID cases are at record numbers and continue to grow. We have been fortunate that to date, the increase in COVID cases has not required closing any of our branches. Most businesses, including banking, face major difficulties in obtaining quality employees, needed not only to support current operations, but also to support growth. We believe that there will be lending opportunities in 2022, and we will enthusiastically approach these prospects, although with the caution required by the volatile economy. Parke Bank will remain focused on controlling operating expenses of the Company, maintaining asset quality, providing the best in-person and digital banking available, in addition to being in position to take advantage of any opportunities that may be available in the market."

Forward Looking Statement Disclaimer

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain a strong capital base, strong earning and strict cost controls; our ability to generate strong revenues with increased interest income and net interest income;; our ability to continue the financial strength and growth of our Company and Parke Bank; our ability to continue to increase shareholders’ equity, maintain strong reserves and good credit quality; our ability to ensure our Company continues to have strong loan loss reserves; our ability to ensure that our loan loss provision is well positioned for the future as the COVID-19 pandemic continues; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; and our ability to continue to grow our loan portfolio; the possibility of additional corrective actions or limitations on the operations of Parke Bancorp and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

(PKBK-ER)

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31,	December 31,
	2021	2020
	(Amounts in thousands)
Assets
Cash and cash equivalents	$596,553	$458,601
Investment securities	23,269	21,106
Loans held for sale	—	200
Loans, net of unearned income	1,484,847	1,565,807
Less: Allowance for loan losses	(29,845)	(29,698)
Net loans	1,455,002	1,536,109
Premises and equipment, net	6,265	6,698
Bank owned life insurance (BOLI)	27,577	27,002
Other assets	27,779	28,606
Total assets	$2,136,445	$2,078,322

Liabilities and Equity

Non-interest bearing deposits	$553,810	$428,860
Interest bearing deposits	1,214,600	1,163,583
FHLBNY borrowings	78,150	134,650
PPPLF advances from FRB	—	90,026
Subordinated debentures	42,732	42,542
Other liabilities	14,792	16,064
Total liabilities	1,904,084	1,875,725

Total shareholders’ equity	232,361	200,925
Noncontrolling interest in consolidated subsidiaries	—	1,672
Total equity	232,361	202,597

Total liabilities and equity	$2,136,445	$2,078,322

Table 2: Consolidated Income Statements (Unaudited)
	For three months ended December 31,		For the year ended December 31,
	2021	2020	2021	2020
	(Amounts in thousands, except share data)
Interest income:
Interest and fees on loans	$19,141	$21,348	$80,643	$82,336
Interest and dividends on investments	201	211	753	1,008
Interest on federal funds sold and deposits with banks	223	106	678	1,194
Total interest income	19,565	21,665	82,074	84,538
Interest expense:
Interest on deposits	2,099	3,336	9,754	17,711
Interest on borrowings	720	1,214	3,202	4,182
Total interest expense	2,819	4,550	12,956	21,893
Net interest income	16,746	17,115	69,118	62,645
Provision for loan losses	—	1,850	500	7,646
Net interest income after provision for loan losses	16,746	15,265	68,618	54,999
Non-interest income
Service fees on deposit accounts	1,489	919	5,662	2,521
Gain on sale of SBA loans	34	—	214	—
Other loan fees	347	248	1,346	860
Bank owned life insurance income	145	149	575	592
Net gain (loss) on sale and valuation adjustment of OREO	9	(23)	60	(371)
Other	250	235	940	581
Total non-interest income	2,274	1,528	8,797	4,183
Non-interest expense
Compensation and benefits	2,371	2,938	9,731	10,612
Professional services	985	836	3,724	1,987
Occupancy and equipment	608	502	2,381	2,031
Data processing	320	321	1,306	1,290
FDIC insurance and other assessments	271	224	1,104	805
OREO expense	88	13	287	271
Other operating expense	943	899	3,970	3,300
Total non-interest expense	5,586	5,733	22,503	20,296
Income before income tax expense	13,434	11,060	54,912	38,886
Income tax expense	3,353	2,840	13,937	10,011
Net income attributable to Company and noncontrolling interest	10,081	8,220	40,975	28,875
Less: Net income attributable to noncontrolling interest	(8)	(88)	(215)	(447)
Net income attributable to Company	10,073	8,132	40,760	28,428
Less: Preferred stock dividend	(7)	(7)	(28)	(29)
Net income available to common shareholders	$10,066	$8,125	$40,732	$28,399
Earnings per common share
Basic	$0.85	$0.69	$3.43	$2.40
Diluted	$0.83	$0.68	$3.36	$2.37
Weighted average common shares outstanding
Basic	11,896,587	11,851,903	11,888,429	11,850,223
Diluted	12,147,008	11,997,542	12,120,716	11,989,608

Table 3: Operating Ratios

	Three months ended		For the year ended
	December 31,		December 31,
	2021	2020	2021	2020
Return on average assets	1.87%	1.58%	1.94%	1.49%
Return on average common equity	17.48%	16.41%	18.79%	14.98%
Interest rate spread	2.86%	3.00%	3.00%	2.93%
Net interest margin	3.15%	3.36%	3.32%	3.31%
Efficiency ratio	29.37%	30.75%	28.88%	30.37%
* Return on the average assets is calculated using net income attributable to Company and noncontrolling interest dividing average assets

Table 4: Asset Quality Data

	December 31,	December 31,
	2021	2020
	(Amounts in thousands except ratio data)
Allowance for loan losses	$29,845	$29,698
Allowance for loan losses to total loans	2.01%	1.90%
Allowance for loan losses to non-accrual loans	692.78%	340.22%
Non-accrual loans	$4,308	$8,729
OREO	$1,654	$139